Exhibit 99.(a)(1)(D)

May 25, 2005

Re:  Synopsys Stock Option Exchange Program

Dear <First Name>:

As Aart de Geus just announced, Synopsys is launching the Stock Option Exchange Program (the “Exchange Program”) effective today, May 25, 2005.

Enclosed are the following materials relating to the Exchange Program:

•                  Offer to Exchange;

•                  Summary of the Stock Option Exchange Program;

•                  Exchange Analysis Grid/ Instructions/ Pricing Matrix;

•                  A personalized election form (yellow) showing your eligible outstanding options and for making your election to participate in the Stock Option Exchange Program;

•                  A personalized change of election form (light blue) to change or revoke your election to participate in the Stock Option Exchange Program, and;

•                  A return envelope to submit your election form.

Please read these materials closely as they contain information to aid in your understanding of the Exchange Program.

How To Participate

Please review your options summary. If the exercise price of any of your options is $25 per share or greater and you wish to participate in the Exchange Program, you must follow the instructions below.

Complete the enclosed election form and send it to Mellon Investor Services.  You must submit the signed election form to Mellon; do not return the signed election form to Synopsys.

For your election to be valid, it must be received by Mellon by 11:59 p.m. Eastern Daylight Time, on June 22, 2005.  Please allow for adequate delivery time based on the method of delivery you choose to ensure Mellon receives your election form by this deadline.  You may change your election(s) by completing and submitting a change of election form.  However, any such change must also be received by Mellon by the date and time shown above.  Under no circumstances can initial or changed elections be accepted beyond the election deadline.

Deciding Whether to Participate

This Exchange Program is strictly voluntary.  If you choose not to participate, you will retain your current options under their current terms and conditions.

You should carefully read the information provided before you decide whether to participate. Neither Synopsys nor Mellon can provide you with any advice as to whether to participate. Furthermore, because of SEC disclosure rules, neither Synopsys nor Mellon can provide additional information beyond what is contained in this letter or the accompanying materials.

For More Information

If you have questions about the exchange process, or if you require translation services, please call Mellon at the numbers listed below.

Customer Service Representatives are available Monday through Friday

From 9:00 a.m. to 7:00 p.m., Eastern Daylight Time

1-866-210-7111 (Calls placed from within the United States)

1-201-329-8206 (Calls placed from International locations)

Mellon Investor Services